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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of  Directors
MAI Systems Corporation

The audits referred to in our report dated April 10, 1998, included the related financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our reports included herein and incorporated herein by reference.

/s/ KPMG Peat Marwick LLP
April 14, 1998







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